EXHIBIT 99.1

APPLIED INDUSTRIAL TECHNOLOGIES NAMES CARL E. WILL
CHIEF COMMERCIAL OFFICER

CLEVELAND, OHIO (July 22, 2013) - Applied Industrial Technologies (NYSE: AIT) today announced that Carl E. Will has joined the Company as Chief Commercial Officer. In this new position, he will be responsible for driving the sales strategy and execution across the Company's U.S. service centers and Fluid Power business.

Most recently, Mr. Will was the Senior Vice President - Global Commercial Operations for Invacare Corporation (NYSE: IVC), a $1.8 billion (2012 annual sales) medical equipment manufacturer and distributor. In his eight years with Invacare, Mr. Will had increasing responsibility over multiple business units, including the Company's largest, North American Homecare. Prior to Invacare, he worked for GE in Business Development and as Vice President of Sales & Marketing of GELcore. Mr. Will spent four years with McKinsey & Company, predominantly in strategic growth, sales/marketing execution and acquisition integration assignments. He began his professional career with Deloitte & Touche as a Staff Accountant.

“Carl is an experienced, hands-on commercial leader with a proven track record of building and leading teams, executing growth strategies, developing channels to market, and generating success with customers,” said Chief Executive Officer Neil Schrimsher. “We are excited to add his excellent leadership skills and management capabilities to our team.”

Mr. Will holds a Bachelor of Business Administration degree from The Ohio State University and an MBA from Duke University's Fuqua School of Business.

With more than 500 facilities and 5,000 employee associates, Applied Industrial Technologies is a leading industrial distributor that offers more than four million parts to serve the needs of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. Applied also offers maintenance training and inventory management solutions that provide added value to its customers. Applied can be visited on the Internet at www.Applied.com.

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Contact: Julie Kho, Applied Industrial Technologies, 1 Applied Plaza, Cleveland, OH
44115-5020, ph. 216-426-4483, e-mail jkho@applied.com.